Initial Capital Agreement

This Initial Capital Agreement (the “Agreement”) is entered into as of December 21, 2017 between American Century ETF Trust, a Delaware statutory trust (the “Trust”) and American Century Investment Management, Inc., a Delaware corporation (“ACIM”). The parties hereto agree as follows:

To provide the Trust with the initial capital required pursuant to Section 14 of the Investment Company Act of 1940, as amended, American Century Diversified Corporate Bond ETF and American Century STOXX U.S. Quality Value ETF, each a series of the Trust (collectively, the “Funds”), are issuing, and ACIM is purchasing, shares of beneficial interest (the “Shares”) of the Funds in the amounts and for the purchase prices set forth below:

Name of Series	Price per Share	No. of Shares	Aggregate Consideration
American Century Diversified Corporate Bond ETF	$50.00	2,000	$100,000.00
American Century STOXX U.S. Quality Value ETF	$40.00	1	$40.00

ACIM is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), on the basis that the sale of such Shares will be exempt under Section 4(2) of the 1933 Act as not involving any public offering. Reliance on such exemption is predicated, in part, on ACIM’s representation and warranty to the Trust that the Shares are being acquired for ACIM’s own account for investment purposes and not with a view to the distribution or redemption thereof, and that ACIM has no present intention to dispose of the Shares. ACIM further represents that it will not take any action that will subject the sale of the Shares to the registration provisions of the 1933 Act.

Such Shares shall be payable upon execution of this Agreement, by cash, check, or wire transfer. The Trust shall acknowledge the receipt of such payment and the issuance and sale of the Shares by the Funds to ACIM by executing and delivering an “Initial Transaction Statement” to ACIM. The Trust shall file and maintain this Agreement, along with a copy of the Initial Transaction Statement, with its corporate records.

[Signature Page Follows]

AMERICAN CENTURY ETF TRUST

By: /s/ Edward A. Rosenberg
Edward A. Rosenberg
Vice President

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/ Charles A. Etherington
Charles A. Etherington
Senior Vice President